As filed with the Securities and Exchange Commission on October 9, 2013

Registration No. 333-163037

Registration No. 333-163042

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST-EFFECTIVE AMENDMENT

TO

FORM S-1 REGISTRATION STATEMENT NO. 333-163037

FORM S-1 REGISTRATION STATEMENT NO. 333-163042

UNDER

THE SECURITIES ACT OF 1933

PVF Capital Corp.

(Exact Name of Registrant as Specified in its Charter)

Ohio	6035	34-1659805
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

30000 Aurora Road

Solon, Ohio 44139

(440) 248-7171

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert J. King, Jr.

President and Chief Executive Officer

30000 Aurora Road

Solon, Ohio 44139

(440) 248-7171

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

M. Patricia Oliver, Esq.

Aaron S. Berke, Esq.

Vorys, Sater, Seymour and Pease LLP

2100 One Cleveland Center

1375 East Ninth Street

Cleveland, OH 44114-1724

(216) 479-6100

Approximate date of commencement of proposed sale to the public: Not applicable

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement of the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

DESCRIPTION OF UNSOLD SECURITIES

These post-effective amendments (collectively, the “Post-Effective Amendments”) relate to the following Registration Statements on Form S-1 (collectively, the “Registration Statements”) filed by PVF Capital Corp. (the “Company”) with the Securities and Exchange Commission:

(1)	Registration Statement No. 333-163037, registering 17,200,000 shares of common stock of the Company (“Common Stock”), $0.01 par value, including up to 14,700,000 shares of Common Stock issuable upon the exercise of subscription rights, filed November 12, 2009, as amended by Amendment No. 1 to Form S-1, filed December 9, 2009, as amended by Amendment No. 2 to Form S-1, filed January 7, 2010, as amended by Amendment No. 3 to Form S-1, filed January 29, 2010, and as further amended by Amendment No. 4 to Form S-1, filed February 10, 2010. There were 57,143 unsold shares of Common Stock.

(2)	Registration Statement No. 333-163042, registering 205,297 shares of Common Stock and warrants to purchase up to 1,341,694 shares of Common Stock, filed November 12, 2009, as amended by Amendment No. 1 to Form S-1, filed January 12, 2010, as further amended by Amendment No. 2 to Form S-1, filed March 1, 2010. The unsold securities consist of warrants to exercise 1,341,694 shares of Common Stock, which warrants expired without being exercised.

Pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of February 19, 2013, by and between the Company and F.N.B. Corporation (“FNB”), the Company is being merged with and into FNB, effective as of October 12, 2013 (the “Merger”). Upon consummation of the Merger, each outstanding common share of the Company will be canceled and extinguished in exchange for the right to receive 0.3405 shares of FNB common stock, except shares held by FNB, the Company and their subsidiaries, which will be cancelled without receipt of the merger consideration. FNB will pay cash in lieu of issuing fractional shares of FNB common stock.

As a result of the transactions contemplated by the Merger Agreement, the Company has terminated any offering of the Company’s securities pursuant to any registration statement. In accordance with an undertaking made by the Company in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statements, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statements on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Solon, Ohio, on October 8, 2013.

PVF CAPITAL CORP.

By:	/s/ Robert J. King, Jr.
Robert J. King, Jr. President and Chief Executive Officer

Note: No other person is required to sign this Post-Effective Amendment No. 1 in reliance on Rule 478 of the Securities Act of 1933.